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                                                                SUB-ITEM 77D(G)

                           POLICIES WITH RESPECT TO
                             SECURITY INVESTMENTS

     AIM INVESTMENT SECURITIES FUNDS (INVESCO INVESTMENT SECURITIES FUNDS)

On October 14, 2016, changes to the regulations that govern the operation of registered money market funds (the "new rules") will become effective. The changes are outlined in a supplement to shareholders dated June 15, 2016 regarding the notice of the anticipated changes to the operation of registered money market funds, including Invesco Government Money Market Fund (the "Fund") and its Prospectuses and Statement of Additional Information resulting, in part, from the new rules. The board of trustees of AIM Investment Securities Funds (Invesco Investment Securities Funds), on behalf of Invesco Government Money Market Fund (the "Fund") that oversees the Fund has authorized these changes.

Although the mandatory compliance date for the new rules is October 14, 2016, the Fund will implement certain changes in advance of the compliance date.